Execution Version

$210,000,000

ENERGY PARTNERS, LTD.

8.250% Senior Notes due 2018

PURCHASE AGREEMENT

February 4, 2011

JEFFERIES & COMPANY, INC.

BMO CAPITAL MARKETS CORP.

As Representatives of the

Initial Purchasers listed in

Schedule I hereto

c/o Jefferies & Company, Inc.

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

Energy Partners, Ltd., a Delaware corporation (the “Company”), and each of the Guarantors (as hereinafter defined) hereby agree with you as follows:

1. Issuance of Notes. Subject to the terms and conditions herein contained, the Company proposes to issue and sell to Jefferies & Company, Inc. and BMO Capital Markets Corp., as representatives of the other initial purchasers listed on Schedule I hereto (the “Initial Purchasers”), $210,000,000 aggregate principal amount of 8.250% Senior Notes due 2018 (each a “Note” and, collectively, the “Notes”). The Notes will be issued pursuant to an indenture (the “Indenture”), to be dated as of February 14, 2011, by and among the Company, the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used, but not defined herein, shall have the meanings set forth in the “Description of Notes” section of the Final Offering Memorandum (as hereinafter defined). The proceeds of the Notes will be used to finance the acquisition (the “Acquisition”) and related transactions, as described under the caption “The ASOP Acquisition” in the Final Offering Memorandum.

The Notes will be offered and sold to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder (collectively, the “Securities Act”). Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes shall bear the legends set forth in the final offering memorandum, dated the date hereof (the “Final Offering Memorandum”). The Company has prepared a preliminary offering memorandum, dated January 31, 2011 (the “Preliminary Offering Memorandum”), (ii) a pricing term sheet, dated the date hereof, attached hereto as Schedule II, which includes pricing terms and other information with respect to the Notes (the “Pricing Supplement”), and (iii) the Final Offering Memorandum, in each case, relating to the offer and sale of the Notes (the “Offering”). All references in this Agreement to the Preliminary Offering Memorandum, the Time of Sale Document or the Final Offering Memorandum include, unless expressly stated otherwise, (i) all amendments or supplements thereto, (ii) all documents, financial statements and schedules and other information contained, incorporated by reference or deemed incorporated by reference therein (and references in this Agreement to such information being “contained,” “included” or “stated” (and other references of like import) in the Preliminary Offering Memorandum, the Time of Sale Document or the Final Offering Memorandum shall be deemed to mean all such information contained, incorporated by reference or deemed incorporated by reference therein), (iii) any electronic Time of Sale Document or Final Offering Memorandum and (iv) any offering memorandum “wrapper” to be used in connection with offers to sell, solicitations of offers to buy or sales of the Notes in non-U.S. jurisdictions. The Preliminary Offering Memorandum and the Pricing Supplement are collectively referred to herein as the “Time of Sale Document.”

2. Terms of Offering. The Initial Purchasers have advised the Company, and the Company understands, that the Initial Purchasers will make offers to sell (the “Exempt Resales”) some or all of the Notes purchased by the Initial Purchasers hereunder on the terms set forth in the Final Offering Memorandum to persons (the “Subsequent Purchasers”) whom the Initial Purchasers reasonably believe (i) are “qualified institutional buyers” (“QIBs”) (as defined in Rule 144A under the Securities Act), or (ii) are not “U.S. persons” (as defined in Regulation S under the Securities Act) and in compliance with the laws applicable to such persons in jurisdictions outside of the United States.

Pursuant to the Indenture, initially all direct and indirect Domestic Subsidiaries of the Company (other than Immaterial Subsidiaries) shall fully and unconditionally guarantee, on a senior basis, to each holder of the Notes and the Trustee, the payment and performance of the Company’s obligations under the Indenture and the Notes (each such subsidiary being referred to herein as a “Guarantor” and each such guarantee being referred to herein as a “Guarantee” and, together with the Notes, the “Securities”).

Holders of the Notes (including Subsequent Purchasers) will have the registration rights set forth in the registration rights agreement applicable to the Notes (the “Registration Rights Agreement”) in the form agreed to by the parties hereto, to be executed on and dated as of the Closing Date (as hereinafter defined). Pursuant to the Registration Rights Agreement, the Company will agree, among other things, to file with the SEC (a) a registration statement under the Securities Act (the “Exchange Offer Registration Statement”) relating to notes to be offered in exchange for the Notes (the “Exchange Notes”) which shall be identical to the Notes, except that the Exchange Notes shall have been registered pursuant to the Exchange Offer Registration Statement and will not be subject to restrictions on transfer or contain additional interest provisions, (such offer to exchange being referred to as the “Exchange Offer”), and/or (b) under certain circumstances, a shelf registration statement pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”) relating to the resale by certain holders of the Notes. If required under the Registration Rights Agreement, the Company will issue Exchange Notes to the Initial Purchasers (the “Private Exchange Notes”). If the Company fails to satisfy its obligations under the Registration Rights Agreement, it will be required to pay special interest to the holders of the Notes under certain circumstances to be set forth in the Registration Rights Agreement.

This Agreement, the Indenture, the Registration Rights Agreement, the Notes, the Guarantees, the Engagement Letter, dated February 1, 2011, between the Company and Jefferies & Company, Inc. (the “Engagement Letter”), the Purchase and Sale Agreement, dated January 13, 2011, between Anglo-Suisse Offshore Partners, LLC, a Delaware limited liability company (“ASOP”), and the Company (the “Purchase and Sale Agreement”), the Exchange Notes and the Private Exchange Notes are collectively referred to herein as the “Documents”, and the transactions contemplated hereby and thereby are collectively referred to herein as the “Transactions.” Nothing in this Agreement should be read to limit or otherwise modify the terms and provisions of the Engagement Letter, provided that, in the event any terms of the Engagement Letter are inconsistent with or contradict any terms of this Agreement, this Agreement shall govern.

3. Purchase, Sale and Delivery. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchasers, and the Initial Purchasers agree to purchase from the Company, the Securities at a purchase price of 97.045% of the aggregate principal amount thereof. Delivery to the Initial Purchasers of and payment for the Securities shall be made at a closing (the “Closing”) to be held at 10:00 a.m., New York time, on February 14, 2011 (the “Closing Date”) at the Houston, Texas offices of Latham & Watkins LLP (or such other place as shall be reasonably acceptable to the Initial Purchasers); provided, however, that if the Closing has not taken place on the Closing Date because of a failure to satisfy one or more of the conditions specified in Section 7 hereof and this Agreement has not otherwise been terminated by the Initial Purchasers in accordance with its terms, “Closing Date” shall mean 10:00 a.m. New York time on the first business day following the satisfaction (or waiver) of all such conditions after notification by the Company to the Initial Purchasers of the satisfaction (or waiver) of such conditions.

Notes to be represented by one or more definitive global securities in book-entry form will be deposited on the Closing Date, by or on behalf of the Company, with The Depository Trust Company (“DTC”) or its designated custodian, and registered in the name of Cede & Co. The Company shall deliver to the Initial Purchasers beneficial interests in the Notes held at DTC, registered in such names and denominations as the Initial Purchasers may request, against payment by the Initial Purchasers of the purchase price therefor by immediately available federal funds bank wire transfer to such bank account or accounts as the Company shall designate to the Initial Purchasers at least two business days prior to the Closing. Signed copies of the Notes in definitive form shall be made available to the Initial Purchasers for inspection at the Houston, Texas offices of Latham & Watkins LLP (or such other place as shall be reasonably acceptable to the Initial Purchasers) not later than 10:00 a.m. New York time one business day immediately preceding the Closing Date.

4. Representations and Warranties of the Company and the Guarantors. The Company and the Guarantors jointly and severally represent and warrant to, and agree with, the Initial Purchasers that, as of the date hereof and as of the Closing Date:

(a)	Offering Materials Furnished to Initial Purchasers. The Company has delivered to the Initial Purchasers the Time of Sale Document, the Final Offering Memorandum and each Company Additional Written Communication (as hereinafter defined) in such quantities and at such places as the Initial Purchasers have reasonably requested.

(b)	Limitation on Offering Materials. The Company has not prepared, made, used, authorized, approved or distributed and will not, and will not cause or allow its agents or representatives to, prepare, make, use, authorize, approve or distribute any written communication that constitutes an offer to sell or a solicitation of an offer to buy the Securities, or otherwise is prepared to market the Securities, other than (i) the Time of Sale Document, (ii) the Final Offering Memorandum and (iii) any marketing materials (including any roadshow or investor presentation materials) or other written communications, in each case used in accordance with Section 5(c) hereof (each such communication by the Company or its agents or representatives described in this clause (iii), a “Company Additional Written Communication”).

(c)	No Material Misstatement or Omission. (i) The Time of Sale Document, as of the date thereof, did not and, at all times subsequent thereto through the Closing Date, will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) the Final Offering Memorandum, as of the date thereof, did not and, at the time of each sale of the Securities and at the Closing Date, will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (iii) each such Company Additional Written Communication, when taken together with the Time of Sale Document, did not, and, at the Closing Date, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except in each case that the representations and warranties set forth in this paragraph do not apply to statements or omissions made in reliance upon and in conformity with information relating to the Initial Purchasers and furnished to the Company in writing by the Initial Purchasers expressly for use in the Time of Sale Document or the Final Offering Memorandum as set forth in Section 12. No injunction or order has been issued that either (i) asserts that any of the Transactions is subject to the registration requirements of the Securities Act or (ii) would prevent or suspend the issuance or sale of any of the Securities or the use of the Time of Sale Document or the Final Offering Memorandum in any jurisdiction. No statement of material fact included in the Final Offering Memorandum has been omitted from the Time of Sale Document, and no statement of material fact included in the Time of Sale Document has been omitted from the Final Offering Memorandum.

(d)	Reporting Compliance. The Company is subject to, and is in full compliance in all material respects with, the reporting requirements of Section 13 and Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (collectively, the “Exchange Act”).

(e)	Preparation of the Financial Statements. (i) The consolidated financial statements and related notes and supporting schedules of the Company and the Subsidiaries contained in the Time of Sale Document and the Final Offering Memorandum (the “Financial Statements”), as of the respective dates and for the respective periods to which they apply, present fairly the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and the requirements of Regulation S-X, except to the extent expressly disclosed therein; (ii) the statements of revenues and operating expenses of the ASOP Properties (as defined herein), as of the respective dates and for the respective periods to which they apply, have been prepared on a consistent basis throughout the periods involved and present fairly the information contained therein; (iii) the financial data of the Company and the Subsidiaries set forth under the captions “Summary—Summary Historical and Pro Forma Consolidated Financial and Operating Data” and “Selected Historical Consolidated Financial and Operating Data” in the Time of Sale Document and the Final Offering Memorandum (other than the financial data set forth under such captions that are labeled “pro forma,” which are the subject of sub-clause (iv) below) has been prepared on a basis consistent with that of the Financial Statements and present fairly the financial position and results of operations of the Company and its consolidated Subsidiaries as of the respective dates and for the respective periods indicated; and (iv) the unaudited pro forma financial information and related notes and supporting schedules of the Company and the Subsidiaries contained in the Time of Sale Document and the Final Offering Memorandum present fairly the information contained therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. All other financial, statistical and market and industry data and forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Time of Sale Document and the Final Offering Memorandum are fairly and accurately presented, are based on or derived from sources that the Company believes to be reliable and accurate and are presented on a reasonable basis.

(f)	Disclosure Controls and Procedures. The Company and the Subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and the Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act. The statements relating to disclosure controls and procedures made by the principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Company in the certifications required by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith are complete and correct.

(g)	Independent Accountants. KPMG LLP, who has certified and expressed its opinion with respect to the financial statements of the Company and its consolidated Subsidiaries including the related notes thereto and supporting schedules contained in the Time of Sale Document and the Final Offering Memorandum, and PricewaterhouseCoopers LLP are each (i) an independent registered public accounting firm with respect to the Company and the Subsidiaries within the applicable rules and regulations adopted by the SEC and as required by the Securities Act, (ii) in compliance with the applicable requirements relating to the qualification of accountants under Regulation S-X and (iii) a registered public accounting firm as defined by the Public Company Accounting Oversight Board (United States) whose registration has not been suspended or revoked and who has not requested such registration to be withdrawn. UHY LLP, who has expressed its opinion and certified certain financial statements with respect to the ASOP Properties contained in the Time of Sale Document and the Final Offering Memorandum, is (i) an independent registered public accounting firm with respect to ASOP within the applicable rules and regulations adopted by the SEC and as required by the Securities Act, (ii) in compliance with the applicable requirements relating to the qualification of accountants under Regulation S-X and (iii) a registered public accounting firm as defined by the Public Company Accounting Oversight Board (United States) whose registration has not been suspended or revoked and who has not requested such registration to be withdrawn.

(h)	No Material Adverse Change. Subsequent to the respective dates as of which information is contained in the Time of Sale Document and the Final Offering Memorandum, except as disclosed in the Time of Sale Document and the Final Offering Memorandum, (i) neither the Company nor any of the Subsidiaries has incurred any liabilities, direct or contingent, including without limitation any losses or interference with its business from fire, explosion, flood, earthquakes, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute or court or governmental action, order or decree, that are material, individually or in the aggregate, to the Company and the Subsidiaries, taken as a whole, or has entered into any transactions not in the ordinary course of business, (ii) there has not been any material decrease in the capital stock or any material increase in any short-term or long-term indebtedness of the Company or the Subsidiaries, or any payment of or declaration to pay any dividends or any other distribution with respect to the Company, and (iii) there has not been any material adverse change in the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole (each of clauses (i), (ii) and (iii), a “Material Adverse Change”). To the Company’s knowledge, there is no event that is reasonably likely to occur, which if it were to occur, would, individually or in the aggregate, have a Material Adverse Effect (as defined below) except as disclosed in the Time of Sale Document and the Final Offering Memorandum.

(i)

Rating Agencies. No “nationally recognized statistical rating organization” (as defined in Rule 436(g)(2) under the Securities Act) (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) to retain any rating assigned to the Company or any of the Subsidiaries or to any securities of the Company or any of the Subsidiaries or (ii) has indicated to the Company that it is considering (A)

the downgrading, suspension, or withdrawal of, or any review (or of any potential or intended review) for a possible change in, any rating so assigned (including, without limitation, the placing of any of the foregoing ratings on credit watch with negative or developing implications or under review with an uncertain direction) or (B) any change in the outlook for any rating of the Company or any of the Subsidiaries or any securities of the Company or any of the Subsidiaries.

(j)	Subsidiaries. Each corporation, partnership or other entity in which the Company, directly or indirectly through any of its subsidiaries, owns more than fifty percent (50%) of any class of equity securities or interests is listed on Schedule III attached hereto (the “Subsidiaries”). Each Subsidiary that is a Foreign Subsidiary has an asterisk (“*”) next to its name on such schedule.

(k)	Incorporation and Good Standing of the Company and its Subsidiaries; MAE. The Company and each of the Subsidiaries (i) has been duly organized or formed, as the case may be, is validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to carry on its business and to own, lease and operate its properties and assets as described in the Time of Sale Document and in the Final Offering Memorandum and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation, partnership or other entity as the case may be, authorized to do business in each jurisdiction in which the nature of such businesses or the ownership or leasing of such properties requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on (A) the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, (B) the ability of the Company or any Subsidiary to perform its obligations in all material respects under any Document, (C) the validity or enforceability of any of the Documents, or (D) the consummation of any of the Transactions (each, a “Material Adverse Effect”).

(l)

Capitalization and Other Capital Stock Matters. All of the issued and outstanding shares of capital stock of the Company and each of the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of, and are not subject to, any preemptive or similar rights. The table under the caption “Capitalization” in the Time of Sale Document and the Final Offering Memorandum (including the footnotes thereto) sets forth, as of its date, the capitalization of the Company other than subsequent issuances, if any, pursuant to employee benefit plans or upon exercise of outstanding options or warrants as described in the Final Offering Memorandum. All of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries are owned, directly or indirectly, by the Company, free and clear of all liens, security interests, mortgages, pledges, charges, equities, claims or restrictions on transferability or encumbrances of any kind (collectively, “Liens), other than those Permitted Liens and those imposed by the Securities Act and the securities or “Blue Sky” laws of certain U.S. state or non-U.S. jurisdictions. Except as disclosed in the Time of Sale Document and the Final Offering Memorandum, and except as contemplated by the Company’s 2009 Long Term Incentive Plan, there are no outstanding (A) options, warrants or other rights to purchase from the Company or any of the Subsidiaries, (B)

agreements, contracts, arrangements or other obligations of the Company or any of the Subsidiaries to issue or (C) other rights to convert any obligation into or exchange any securities for, in the case of each of clauses (A) through (C), shares of capital stock of or other ownership or equity interests in the Company or any of the Subsidiaries.

(m)	Legal Power and Authority. Each of the Company and the Guarantors has all necessary power and authority to execute, deliver and perform their respective obligations under the Documents to which they are a party and to consummate the Transactions.

(n)	The Engagement Letter and the Purchase and Sale Agreement. Each of the Engagement Letter and the Purchase and Sale Agreement has been duly and validly authorized, executed and delivered by the Company, and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought. The Purchase and Sale Agreement conforms in all material respects to the description thereof in the Time of Sale Document and the Final Offering Memorandum.

(o)	This Agreement, the Indenture and the Registration Rights Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company and the Guarantors. Each of the Indenture and the Registration Rights Agreement has been duly and validly authorized by the Company and the Guarantors. Each of the Indenture and the Registration Rights Agreement, when executed and delivered by the Company and the Guarantors, will constitute a legal, valid and binding obligation of each of the Company and Guarantors, enforceable against each of the Company and the Guarantors in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally, (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought and (iii) with respect to the Registration Rights Agreement’s rights to indemnity or contribution thereunder, federal and state securities laws and public policy considerations. When executed and delivered, this Agreement, the Indenture and the Registration Rights Agreement will conform in all material respects to the descriptions thereof in the Time of Sale Document and the Final Offering Memorandum. When executed and delivered by the Company and the Guarantors, the Indenture will meet the requirements for qualification under the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC thereunder (collectively, the “TIA”).

(p)

Notes. The Notes, Exchange Notes and Private Exchange Notes have each been duly and validly authorized by the Company and, in the case of the Notes, when issued and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement and the Indenture, will have been duly executed, authenticated, issued and delivered and will constitute legal, valid and binding obligations of the Company, entitled to the benefit of the Indenture and the Registration Rights Agreement, and enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought. When executed and delivered, the Notes will conform in all material respects to the descriptions thereof in the Time of Sale Document and the Final Offering Memorandum and will be in the form contemplated by the Indenture.

(q)	Guarantees. The Guarantees have been duly and validly authorized by the Guarantors and, when issued and executed by the Guarantors, will have been duly executed, authenticated, issued and delivered and will constitute legal, valid and binding obligations of the Guarantors, entitled to the benefit of the Indenture and the Registration Rights Agreement, and enforceable against the Guarantors in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought. When executed and delivered, the Guarantees will conform in all material respects to the descriptions thereof in the Time of Sale Document and the Final Offering Memorandum.

(r)

Compliance with Existing Instruments. Neither the Company nor any of the Subsidiaries is (i) in violation of its certificate of incorporation, by-laws or other organizational documents (the “Charter Documents”); (ii) in violation of any U.S. or non-U.S. federal, state or local statute, law (including, without limitation, common law) or ordinance, or any judgment, decree, rule, regulation, order or injunction (collectively, “Applicable Law”) of any U.S. or non-U.S. federal, state, local or other governmental or regulatory authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization (each, a “Governmental Authority”), applicable to any of them or any of their respective properties; or (iii) in breach of or default under any bond, debenture, note, loan or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which any of them is a party or by which any of them or their respective property is bound (collectively, the “Applicable Agreements”), except, in the case of clauses (ii) and (iii) for such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Applicable Agreements are in full force and effect and are legal, valid and binding obligations, other than as disclosed in the Time of Sale Document and the Final Offering Memorandum and other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There exists no condition that, with the passage of time or otherwise, would constitute (a) a violation of such Charter Documents or Applicable Laws, (b) a breach of or default or a “Debt Repayment Triggering Event” (as defined below) under any Applicable Agreement or (c) result in the imposition of any penalty or the acceleration of any indebtedness, except in the case of sub-clauses (b) and (c) of this sentence as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As used herein, a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of the Subsidiaries or any of their respective properties.

(s)	No Conflicts. Neither the execution, delivery or performance of the Documents nor the consummation of any of the Transactions will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) or a Debt Repayment Triggering Event under, or result in the imposition of a Lien on any assets of the Company or any of its Subsidiaries, the imposition of any penalty or a Debt Repayment Triggering Event under or pursuant to (i) the Charter Documents, (ii) any Applicable Agreement, (iii) any Applicable Law or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting the Company and the Guarantors, except with respect to clauses (ii), (iii) and (iv) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. After consummation of the Offering and the Transactions, no Default or Event of Default will exist.

(t)	No Consents. No consent, approval, authorization, order, filing or registration of or with any Governmental Authority or third party is required for execution, delivery or performance of the Documents or the consummation of the Transactions, except (i) those that have been official or made, as the case may be, that are in full force and effect, (ii) as may be required under the securities or “Blue Sky” laws of U.S. state or non-U.S. jurisdictions or other non-U.S. laws applicable to the purchase of the Securities outside the U.S. in connection with the Transactions, (iii) those contemplated by the Registration Rights Agreement and (iv) the filing of a Current Report on Form 8-K with the SEC as may be required under the Securities Act and the Exchange Act, as the case may be, regarding the Documents and the Transactions.

(u)	No Material Applicable Laws or Proceedings. (i) No Applicable Law shall have been enacted, adopted, passed or issued, (ii) no stop order suspending the qualification or exemption from qualification of any of the Securities in any jurisdiction shall have been issued and no proceeding for that purpose shall have been commenced or, to the Company’s knowledge, be pending or contemplated as of the Closing Date and (iii) there is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding pending or, to the knowledge of the Company or any of the Subsidiaries, threatened or contemplated by Governmental Authorities or threatened by others (collectively, “Proceedings”) that, with respect to clauses (i), (ii) and (iii) of this paragraph (A) would, as of the date hereof and at the Closing Date, restrain, enjoin, prevent or interfere with the consummation of the Offering or any of the Transactions or (B) would, individually or in the aggregate, have a Material Adverse Effect.

(v)

All Necessary Permits. Each of the Company and the Subsidiaries possess all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate its properties and to carry on its businesses as now or proposed to be conducted as described in the Time of Sale Document and the Final Offering Memorandum (“Permits”), except where the failure to possess such Permits would not, individually or in the aggregate, have a Material Adverse Effect; each of the Company and the Subsidiaries has fulfilled and performed all of its obligations with respect to such Permits, except where the failure to fulfill or perform such obligations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination of any such Permit or has resulted, or after notice or lapse of time would result, in any other material impairment of the rights of the holder of any such Permit; and none of the Company or the Subsidiaries has received or has any reason to believe it will receive any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Time of Sale Document and the Final Offering Memorandum or except where such revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(w)

Title to Properties. The Company and its subsidiaries have (i) Defensible (as defined below) title to all its interests in its producing natural gas and oil properties (including oil and gas wells, producing leasehold interests and appurtenant personal property) described in the Time of Sale Document and the Final Offering Memorandum as owned by it, (ii) investigated title in accordance with customary industry procedures prior to acquiring any non-producing leasehold properties (including undeveloped locations or leases held by production, and those leases not held by production and including exploration prospects) described in the Time of Sale Document and the Final Offering Memorandum as owned by it, (iii) good and indefeasible title to its other real property as described in the Time of Sale Document and the Final Offering Memorandum as owned by it and (iv) good title to its personal property as described in the Time of Sale Document and the Final Offering Memorandum as owned by it, in each case described in sub-clauses (i) through (iv) above, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Time of Sale Document and the Final Offering Memorandum or (b) do not, individually or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries; all real property, buildings and other improvements, and equipment and other property held under lease or sublease by the Company or any of its Subsidiaries material to the business is (i) held by them under valid, subsisting and enforceable leases or subleases, as the case may be, with, solely in the case of leases or subleases relating to real property and buildings or other improvements, such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such property and buildings or other improvements by the Company and its Subsidiaries, and (ii) all such leases and subleases are in full force and effect. Neither the Company nor any of its Subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its Subsidiaries under any of the leases or subleases mentioned above or affecting or questioning the rights of the Company or any of its Subsidiaries to the continued possession of the leased or subleased premises under any such lease or sublease. As used herein, “Defensible” means, with respect to title to the producing properties (including oil and gas wells and producing leasehold interests) described in the Time of Sale Document and the Final Offering Memorandum as being owned by the Company or its Subsidiaries, that the Company and its Subsidiaries (1) are entitled to receive not less than the net revenue interests of such properties as set forth in the Reserve Reports (as defined herein) of all hydrocarbons and minerals produced, saved and marketed from such properties, and proceeds thereof, all without reduction, suspension or termination of such interests throughout the productive life of such properties, and (2) are obligated to bear a share of the costs and expenses relating to the maintenance, exploration, drilling, completion, development, operation, plugging and abandonment of such properties not greater than the working interests of such properties as set forth in the Reserve Reports, without increase throughout the life of such properties.

(x)	Tax Law Compliance. All material Tax (as hereinafter defined) returns required to be filed by the Company and each of the Subsidiaries have been filed and all such returns are true, complete and correct in all material respects. All material Taxes that are due from the Company and the Subsidiaries have been paid other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which adequate accruals have been established in accordance with generally accepted accounting principles of the United States, applied on a consistent basis throughout the periods involved (“GAAP”). To the knowledge of the Company, there are no actual or proposed Tax assessments against the Company or any of the Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect. The accruals on the books and records of the Company and the Subsidiaries in respect of any material Tax liability for any period not finally determined are adequate to meet any assessments of Tax for any such period. For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all U.S. and non-U.S. federal, state, local and taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto.

(y)

Intellectual Property Rights. Each of the Company and the Subsidiaries owns, or is licensed under, and has the right to use, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, domain names and trade names (collectively, “Intellectual Property”) necessary for the conduct of its businesses and, as of the Closing Date, the Intellectual Property will be free and clear of all Liens, other than Permitted Liens. The Company is not a party to, or bound by, any options, licenses or agreements with respect to the intellectual property rights of any other person or entity that are necessary to be described in the Time of Sale Document or the Final Offering Memorandum to avoid a material misstatement or omission and are not described therein. No claims or notices of any potential claim have been asserted by any person challenging the use of any such Intellectual Property by the Company or any of the Subsidiaries or questioning the validity or effectiveness of any Intellectual Property or any license or agreement related thereto, other than any claims that, if successful, would not, individually or in the aggregate, have a Material Adverse Effect. None of the intellectual property necessary to the business of and used by the Company or any of the Subsidiaries has been obtained or is hereby used by the Company or any of the Subsidiaries in violation of any contractual obligation binding on the

Company or any of the Subsidiaries or, to the Company or any of the Subsidiaries’ knowledge, its officers, directors or employees or otherwise in violation of the rights of any person.

(z)	ERISA Matters. Each of the Company, the Subsidiaries and each ERISA Affiliate (as hereinafter defined) has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to each “pension plan” (as defined in Section 3(2) of ERISA), subject to Section 302 of ERISA, which the Company, the Subsidiaries or any ERISA Affiliate sponsors or maintains, or with respect to which it has (or within the last three years had) any obligation to make contributions, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). None of the Company, the Subsidiaries or any ERISA Affiliate has incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA. “ERISA Affiliate” means a corporation, trade or business that is, along with the Company or any Subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001 of ERISA.

(aa)	Labor Matters. (i) Neither the Company nor any of the Guarantors is party to or bound by any collective bargaining agreement with any labor organization; (ii) there is no union representation question existing with respect to the employees of the Company or the Guarantors, and, to the knowledge of the Company, no union organizing activities are taking place that, could, individually or in the aggregate, have a Material Adverse Effect; (iii) to the knowledge of the Company, no union organizing or decertification efforts are underway or threatened against the Company or the Guarantors; (iv) no labor strike, work stoppage, slowdown or other material labor dispute is pending against the Company or the Guarantors, or, to the Company’s knowledge, threatened against the Company or the Guarantors; (iv) there is no worker’s compensation liability, experience or matter that could be reasonably expected to have a Material Adverse Effect; (v) to the knowledge of the Company, there is no threatened or pending liability against the Company or the Guarantors pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended (“WARN”), or any similar state or local law; (vi) there is no employment-related charge, complaint, grievance, investigation, unfair labor practice claim or inquiry of any kind, pending against the Company or the Guarantors that could, individually or in the aggregate, have a Material Adverse Effect; (vii) to the knowledge of the Company and the Guarantors, no employee or agent of the Company or the Guarantors has committed any act or omission giving rise to liability for any violation identified in subsection (v) and (vi) above, other than such acts or omissions that would not, individually or in the aggregate, have a Material Adverse Effect; and (viii) no term or condition of employment exists through arbitration awards, settlement agreements or side agreement that is contrary to the express terms of any applicable collective bargaining agreement.

(bb)	Compliance with Environmental Laws. Each of the Company and the Subsidiaries is (i) in compliance with any and all applicable U.S. or non-U.S. federal, state and local laws and regulations relating to health and safety, or the pollution or the protection of the environment or hazardous or toxic substances of wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses and (iii) has not received notice of, and is not aware of, any actual or potential liability for damages to natural resources or the investigation or remediation of any disposal, release or existence of hazardous or toxic substances or wastes, pollutants or contaminants, in each case except where such non-compliance with Environmental Laws, failure to receive and comply with required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar U.S. or non-U.S. state or local Environmental Laws or regulation requiring the Company or any of the Subsidiaries to investigate or remediate any pollutants or contaminants, except where such requirements would not, individually or in the aggregate, have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business. The Company has reviewed the effects of Environmental Laws on the business, operations and properties of the Company and the Subsidiaries, in the course of which it identified and evaluated associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs would not have a Material Adverse Effect.

(cc)

Insurance. Each of the Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged. All material policies of insurance insuring the Company or any of the Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. The Company and the Subsidiaries are in compliance with the terms of such policies and instruments in all material respects, and there are no claims by the Company or any of the Subsidiaries under any such material policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for, and except as disclosed in the Time of Sale Document and the Final Offering Memorandum under the captions “Risk Factors—Risks Related to Our Business and Our Industry—We may not be insured against all of the operating risks to which our business is exposed,” and “—Legislative and regulatory initiatives relating to offshore operations, which include consideration of increases in the minimum levels of demonstrated financial responsibility required to conduct exploration and production operations on the outer continental shelf and elimination of liability limitations on damages, will, if adopted, likely result in increased costs and additional operating restrictions and could have a material adverse effect on our business” neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, individually or in the aggregate, have a Material Adverse Effect.

(dd)	Accounting System. The Company and each of the Subsidiaries make and keep accurate books and records and maintain a system of internal accounting controls and procedures sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. The Company’s independent auditors and board of directors have been advised of: (i) all “material weaknesses” and “significant deficiencies” (each, as defined in Rule 12b-2 of the Exchange Act), if any, in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) all fraud, if any, whether or not material, that involves management or other employees who have a role in the Company’s internal controls (whether or not remediated); all such material weaknesses and significant deficiencies, if any, have been disclosed in the Time of Sale Document and the Final Offering Memorandum in all material respects; and since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(ee)

Use of Proceeds; Solvency; Going Concern. All indebtedness represented by the Securities is being incurred for proper purposes and in good faith. On the Closing Date, after giving pro forma effect to the Offering and the use of proceeds therefrom described under the caption “Use of Proceeds” in the Time of Sale Document and Final Offering Memorandum, the Company and each Guarantor (i) will be Solvent (as hereinafter defined), (ii) will have sufficient capital for carrying on its business and (iii) will be able to pay its debts as they mature. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Company and each Guarantor is not less than the total amount required to pay the liabilities of the Company and each Guarantor on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) the Company and each Guarantor is able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Securities as contemplated by this Agreement and the Time of Sale Document and Final Offering Memorandum, neither the Company nor any Guarantor is incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iv) neither the Company nor any Guarantor is engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company or any Guarantor is engaged; and (v) neither the

Company nor any Guarantor is otherwise insolvent under the standards set forth in Applicable Laws.

(ff)	No Price Stabilization or Manipulation. Neither the Company nor any of its Affiliates has and, to the Company’s knowledge, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company, whether to facilitate the sale or resale of any of the Securities or otherwise, (ii) sold, bid for, purchased, or paid anyone any compensation for soliciting purchases of, any of the Securities, or (iii) except as disclosed in the Time of Sale Document and the Final Offering Memorandum, paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(gg)	No Registration Required Under the Securities Act or Qualification Under the TIA. Without limiting any provision herein, no registration under the Securities Act and no qualification of the Indenture under the TIA is required for the offer or sale of the Securities to the Initial Purchasers as contemplated hereby or for the Exempt Resales, assuming (i) that the purchasers in the Exempt Resales are QIBs or are not “U.S. persons” (as defined under Regulation S of the Securities Act) and (ii) the accuracy of the Initial Purchasers’ representations contained herein regarding the absence of general solicitation in connection with the sale of the Securities to the Initial Purchasers and in the Exempt Resales.

(hh)	No Integration. The Securities will be, upon issuance, eligible for resale pursuant to Rule 144A under the Securities Act and no other securities of the Company are of the same class (within the meaning of Rule 144A under the Securities Act) as the Securities and listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system. No securities of the Company of the same class as the Securities have been offered, issued or sold by the Company or any of its Affiliates within the six-month period immediately prior to the date hereof; and the Company does not have any intention of making, and will not make, an offer or sale of such securities of the Company of the same class as the Securities, for a period of six months after the date of this Agreement, except for the offering of the Securities as contemplated by this Agreement or the Registration Rights Agreement. As used in this paragraph, the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the Securities Act.

(ii)

No Directed Selling Efforts. None of the Company, any of its Affiliates or other person acting on behalf of the Company has, with respect to Securities sold outside the United States, offered the Securities to buyers qualifying as “U.S. persons” (as defined in Rule 902 under the Securities Act) or engaged in any directed selling efforts within the meaning of Rule 902 under the Securities Act; the Company, any Affiliate of the Company and any person acting on behalf of the Company have complied with and will implement the “offering restrictions” within the meaning of such Rule 902; and neither the Company nor any of its Affiliates has entered or will enter into any arrangement or agreement with respect to the distribution of the Securities, except for this Agreement;

provided that no representation is made in this paragraph with respect to the actions of the Initial Purchasers.

(jj)	No Applicable Registration or Other Similar Rights. There are no persons with registration or other similar rights to have any equity or debt securities of the Company or any “Affiliate” registered for sale under a registration statement, except for rights (i) contained in the Registration Rights Agreement or (ii) as have been duly waived.

(kk)	Margin Requirements. None of the Transactions or the application of the proceeds of the Securities will violate or result in a violation of Section 7 of the Exchange Act (including, without limitation, Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) or Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System).

(ll)	Investment Company Act. The Company has been advised of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder (collectively, the “Investment Company Act”); as of the date hereof and, after giving effect to the Offering and the use of proceeds of the Offering, each of the Company and its Subsidiaries is not and will not be, individually or on a consolidated basis, an “investment company” that is required to be registered under the Investment Company Act; and following the Closing, the Company and its Subsidiaries will conduct their businesses in a manner so as not to be required to register under the Investment Company Act.

(mm)	No Brokers. Neither the Company nor any of its Affiliates has engaged any broker, finder, commission agent or other person (other than the Initial Purchasers, Stifel, Nicolaus & Co., Incorporated and Global Hunter Securities, LLC) in connection with the Offering or any of the Transactions, and neither the Company nor any of its Affiliates is under any obligation to pay any broker’s fee or commission in connection with such Transactions (other than commissions or fees to the Initial Purchasers).

(nn)	No Restrictions on Payments of Dividends. As of the Closing Date, except as otherwise disclosed in the Time of Sale Document and the Final Offering Memorandum there will be no encumbrances or restrictions on the ability of any Subsidiary of the Company (x) to pay dividends or make other distributions on such Subsidiary’s capital stock or to pay any indebtedness to the Company or any other Subsidiary of the Company, (y) to make loans or advances or pay any indebtedness to, or investments in, the Company or any other Subsidiary or (z) to transfer any of its property or assets to the Company or any other Subsidiary of the Company.

(oo)	Sarbanes-Oxley. There is and has been no failure on the part of the Company and the Subsidiaries or any of the officers and directors of the Company or any of the Subsidiaries, in their capacities as such, to comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(pp)	Foreign Corrupt Practices Act. None of the Company or any Subsidiary or any director, officer, employee or, to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary has, in the course of its actions for, or on behalf of, the Company or any Subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any domestic government official, “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”) or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA or any applicable non-U.S. anti-bribery statute or regulation; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic government official, such foreign official or employee.

(qq)	Money Laundering. The operations of the Company and the Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or the Subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

(rr)	OFAC. Neither the Company nor the Subsidiaries nor, to the Company’s knowledge, any director, officer, agent, employee or Affiliate of the Company or any of the Subsidiaries or other person acting on their behalf is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the Offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(ss)	Royalty Payments. As of the date hereof, (i) all royalties, rentals, deposits and other amounts owed under the oil and gas leases constituting the oil and gas properties of the Company and its Subsidiaries have been properly and timely paid (other than amounts held in suspense accounts pending routine payments or related to disputes about the proper identification of royalty owners), and no material amount of proceeds from the sale of production attributable to the oil and gas properties of the Company and its Subsidiaries are currently being held in suspense by any purchaser thereof, except, in each case, where the failure to make any such payments or where such amounts due could not, individually or in the aggregate, have a Material Adverse Effect on the Company or any of the Subsidiaries, and (ii) there are no claims under take-or-pay contracts pursuant to which natural gas purchasers have any make-up rights affecting the interests of the Company or its Subsidiaries in their oil and gas properties, except where such claims could not, individually or in the aggregate, have a Material Adverse Effect on the Company or any of its Subsidiaries.

(tt)	Rights-of-Way. Each of the Company and its Subsidiaries have such consents, easements, rights-of-way or licenses from any person (“rights-of-way”) as are necessary to enable it to conduct its business in the manner described in the Time of Sale Document and Final Offering Memorandum, subject to such qualifications as may be set forth in the Time of Sale Document and Final Offering Memorandum and except for such rights-of-way the lack of which would not have, individually or in the aggregate, a Material Adverse Effect; none of such rights-of-way contains any restriction that is materially burdensome to the Company and its Subsidiaries, taken as a whole.

(uu)	Reserve Report Data. The oil and gas reserve estimates of (i) the Company and its Subsidiaries for the fiscal years ended December 31, 2008, 2009 and 2010 and (ii) the properties being acquired from ASOP pursuant to the Purchase and Sale Agreement (the “ASOP Properties”) for the fiscal year ended December 31, 2010 contained in the Time of Sale Document and the Final Offering Memorandum are derived from reports (the “Reserve Reports”) that have been prepared by the independent petroleum engineering firms as set forth therein, such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of each of the Company and its Subsidiaries and the ASOP Properties at the dates indicated therein and are in accordance, in all material respects, with SEC guidelines applied on a consistent basis throughout the periods involved.

(vv)	Independent Reserve Engineering Firms. Netherland, Sewell & Associates, Inc. (“NSAI”) and Ryder Scott Company, L.P. (“Ryder Scott”) are independent petroleum engineers with respect to the Company and its Subsidiaries as of the date hereof and for the periods set forth in the Time of Sale Document and the Final Offering Memorandum. NSAI is an independent petroleum engineer with respect to ASOP as of the date hereof and for the periods set forth in the Time of Sale Document and the Final Offering Memorandum.

(ww)	Certificates. Each certificate signed by any officer of the Company or any of the Subsidiaries, delivered to the Initial Purchaser shall be deemed a representation and warranty by the Company or any such Subsidiary (and not individually by such officer) to the Initial Purchaser with respect to the matters covered thereby.

5. Covenants of the Company and the Guarantors. Each of the Company and the Guarantors jointly and severally agrees:

(a)

Securities Law Compliance. To (i) advise the Initial Purchasers promptly after obtaining knowledge (and, if requested by the Initial Purchasers, confirm such advice in writing) of (A) the issuance by any U.S. or non-U.S. federal or state securities commission of any stop order suspending the qualification or exemption from qualification of any of the Securities for offer or sale in any jurisdiction, or the initiation of any proceeding for such purpose by any U.S. or non-U.S. federal or state securities commission or other regulatory authority, or (B) the happening of any event that makes any statement of a material fact made in the Time of Sale Document, any Company Additional Written Communication or the Final Offering Memorandum, untrue or that requires the making of any additions to or changes in the Time of Sale Document, any Company Additional Written Communication, or the Final Offering Memorandum, to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) use its reasonable best efforts to prevent the issuance of any stop order or order suspending the qualification or exemption from qualification of any of the Securities under any securities or “Blue Sky” laws of U.S. state or non-U.S. jurisdictions and (iii) if, at any time, any U.S. or non-U.S. federal or state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of any of the Securities under any such laws, use its reasonable best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

(b)	Offering Documents. To (i) furnish the Initial Purchasers, without charge, as many copies of the Time of Sale Document and the Final Offering Memorandum, and any amendments or supplements thereto, as the Initial Purchasers may reasonably request, and (ii) promptly prepare, upon the Initial Purchasers’ reasonable request, any amendment or supplement to the Time of Sale Document or Final Offering Memorandum that the Initial Purchasers, upon advice of legal counsel, determine may be necessary in connection with Exempt Resales (and the Company and the Guarantors hereby consent to the use of the Time of Sale Document and the Final Offering Memorandum, and any amendments and supplements thereto, by the Initial Purchaser in connection with Exempt Resales).

(c)	Consent to Amendments and Supplements. Not to amend or supplement the Time of Sale Document or the Final Offering Memorandum prior to the Closing Date, or at any time prior to the completion of the resale by the Initial Purchasers of all the Securities purchased by the Initial Purchasers, unless the Initial Purchasers shall previously have been advised thereof and shall have provided its written consent thereto. Before making, preparing, using, authorizing, approving or referring to any Company Additional Written Communications, the Company will furnish to the Initial Purchasers and counsel for the Initial Purchasers a copy of such written communication for review and will not make, prepare, use, authorize, approve or refer to any such written communication to which the Initial Purchasers reasonably object. The Company and the Guarantors consent to the use by the Initial Purchasers of a Company Additional Written Communication that contains (A) information describing the preliminary terms of the Securities or their offering or (B) information that describes the final terms of the Securities or their offering and that is included in or is subsequently included in the Final Offering Memorandum, including by means of the Pricing Supplement.

(d)

Preparation of Amendments and Supplements to Offering Documents. So long as the Initial Purchasers shall hold any of the Securities, (i) if any event shall occur as a result of which, in the reasonable judgment of the Company or the Initial Purchasers, it becomes necessary or advisable to amend or supplement the Time of Sale Document or the Final Offering Memorandum to correct any untrue statement of a material fact or omission to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to amend or supplement the Time of Sale Document or the Final Offering Memorandum to comply with any Applicable Law, to prepare, at the expense of the Company, an appropriate amendment or supplement to the Time of Sale Document and the Final Offering Memorandum (in form and substance reasonably satisfactory to the Initial Purchasers) so that (A) as so amended or supplemented, the Time of Sale Document and the Final Offering Memorandum will not include an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (B) the Time of Sale Document and the Final Offering Memorandum will comply in all material respects with Applicable Law and (ii) if in the reasonable judgment of the Company it becomes necessary or advisable to amend or supplement the Time of Sale Document or the Final Offering Memorandum so that the Time of Sale Document and the Final Offering Memorandum will contain all of the information specified in, and meet the requirements of, Rule 144A(d)(4) of the Securities Act, to prepare an appropriate amendment or supplement to the Time of Sale Document or the Final Offering Memorandum (in form and substance reasonably satisfactory to the Initial Purchaser) so that the Time of Sale Document or the Final Offering Memorandum, as so amended or supplemented, will contain the information specified in, and meet the requirements of, such Rule.

(e)	“Blue Sky” Law Compliance. To cooperate with the Initial Purchasers and the Initial Purchasers’ counsel in connection with the qualification of the Securities under the securities or “Blue Sky” laws of U.S. state or non-U.S. jurisdictions as the Initial Purchasers may request and continue such qualification in effect so long as reasonably required for Exempt Resales. The Company will advise the Initial Purchasers promptly of the suspension of any such exemption relating to the Securities for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(f)

Payment of Expenses. Whether or not any of the Offering or the Transactions are consummated or this Agreement is terminated, to pay (i) all costs, expenses, fees and taxes incident to and in connection with: (A) the preparation, printing and distribution of the Time of Sale Document and the Final Offering Memorandum and all amendments and supplements thereto (including, without limitation, financial statements and exhibits), and all other agreements, memoranda, correspondence and other documents prepared and delivered in connection herewith, (B) the negotiation, printing, processing and distribution (including, without limitation, word processing and duplication costs) and delivery of, each of the Documents, (C) the preparation, issuance and delivery of the Securities, (D) the qualification of the Securities for offer and sale under the securities or “Blue Sky” laws of U.S. state or non-U.S. jurisdictions (including, without limitation, the fees and disbursements of the Initial Purchasers’ counsel relating to such registration or qualification), (E) furnishing such copies of the Time of Sale Document and the Final Offering Memorandum, and all amendments and supplements thereto, as may reasonably be requested for use by the Initial Purchasers and (F) the performance of the obligations of the Company and the Guarantors obligations under the Registration Rights Agreement, including but not limited to the Exchange Offer, the Exchange Offer Registration Statement and any Shelf Registration Statement, (ii) all fees and expenses of the counsel, accountants and any other experts or advisors retained by the Company or the Guarantors, (iii) all fees and expenses (including fees and expenses of counsel) of the Company or the Guarantors in connection with approval of the Securities by DTC for

“book-entry” transfer, (iv) all fees charged by rating agencies in connection with the rating of the Securities, (v) all fees and expenses (including reasonable fees and expenses of counsel) of the Trustee and (vi) all other reasonable fees, disbursements and out-of-pocket expenses incurred by the Initial Purchasers in connection with its services to be rendered hereunder including, without limitation, travel and lodging expenses, chartering of airplanes, roadshow or investor presentation expenses, word processing charges, the costs of printing or producing any investor presentation materials, messenger and duplicating service expenses, facsimile expenses and other customary expenditures.

(g)	Use of Proceeds. To use the proceeds of the Offering in the manner described in the Time of Sale Document and the Final Offering Memorandum under the caption “Use of Proceeds.”

(h)	Transaction Documents. To do and perform all things required to be done and performed under the Documents prior to and after the Closing Date.

(i)	Integration. Not to, and to ensure that no Affiliate of the Company will, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) that would be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the sale to the Initial Purchasers or to the Subsequent Purchasers of the Securities.

(j)	Stabilization or Manipulation. Not to take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of the Securities or any other reference security, whether to facilitate the sale or resale of the Securities or otherwise.

(k)	DTC. To comply with the representation letter of the Company to DTC relating to the approval of the Securities by DTC for “book-entry” transfer.

(l)	Rule 144A Information. For so long as any of the Securities remain outstanding, during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, to make available, upon request, to any owner of the Securities in connection with any sale thereof and any prospective Subsequent Purchasers of such Securities from such owner, the information required by Rule 144A(d)(4) under the Securities Act.

(m)	Furnish Trustee and Noteholder Reports. For so long as any of the Securities remain outstanding, to furnish to the Initial Purchasers copies of all reports and other communications (financial or otherwise) furnished by the Company to the Trustee or to the holders of the Securities and, as soon as available, copies of any reports or financial statements furnished to or filed by the Company with the SEC or any national securities exchange on which any class of securities of the Company may be listed to the extent such reports, communications or financial statements are not made available electronically on the Company’s website.

(n)

Additional Offering Materials. Except in connection with the Exchange Offer or the filing of the Shelf Registration Statement, not to, and not to authorize or permit any person acting on its behalf to, (i) distribute any offering material in connection with the offer and sale of the Securities other than the Time of Sale Document and the Final Offering Memorandum and any amendments and supplements to the Preliminary Offering Memorandum or the Final Offering Memorandum prepared in compliance with this Agreement, (ii) solicit any offer to buy or offer to sell the Securities by means of any form of general solicitation or general advertising (including, without limitation, as such terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act, or (iii) engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.

(o)	Sale of Restricted Securities. During the one year period after the Closing Date (or such shorter period as may be provided for in Rule 144 under the Securities Act, as the same may be in effect from time to time), to not, and to not permit any current or future Subsidiaries of either the Company or any other Affiliates controlled by the Company to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by the Company, any current or future Subsidiaries or any other Affiliates controlled by the Company, except pursuant to an effective registration statement under the Securities Act.

(p)	Stamp Taxes. To pay all stamp or other issuance or transfer taxes or duties other similar fees or charges, if any, which may be imposed by any governmental or regulatory authority in connection with the execution and delivery of this Agreement or the issuance or sale of the Securities.

(q)	Good Standings. To deliver to the Initial Purchasers on and as of the Closing Date satisfactory evidence of the good standing of the Company and the Guarantors in their respective jurisdictions of organization and the good standing of the Company and the Subsidiaries in such other jurisdictions as the Initial Purchasers may reasonably request, in each case in writing or any standard form of telecommunication, from the appropriate governmental authorities of such jurisdictions.

(r)	Investment Company. The Company and its Subsidiaries will conduct their businesses in a manner so as to not be required to register under the Investment Company Act.

(s)	Guarantors. On the Closing Date, to cause each of the Guarantors not a party to this Agreement as of the date hereof to execute counterparts of this Agreement in the form attached as Exhibit A hereto.

(t)	Lock –up. During the period beginning from the date hereof and continuing until the date that is 90 days after the Closing Date, not to offer, sell, contract to sell or otherwise dispose of, except as provided hereunder, any securities of the Company that are substantially similar to the Securities without the prior written consent of Jefferies & Company, Inc.

6. Representations and Warranties of the Initial Purchasers. Each Initial Purchaser, severally and not jointly, represents and warrants that:

(a)	Initial Purchaser Status, Resale Terms. It is a “QIB” (as defined in Rule 144A under the Securities Act) and it will offer the Securities for resale only upon the terms and conditions set forth in this Agreement and in the Time of Sale Document and the Final Offering Memorandum.

(b)	Sale of Restricted Exchange Securities. It will solicit offers to buy the Securities only from, and will offer and sell the Securities only to, persons reasonably believed by the Initial Purchaser (A) to be QIBs or (B) to not be “U.S. persons” (as defined under Regulation S under the Securities Act) and in compliance with laws applicable to such persons in jurisdictions outside of the United States; provided, however, that in purchasing such Securities, such persons are deemed to have represented and agreed as provided under the caption “Notice to Investors” contained in the Time of Sale Document and the Final Offering Memorandum.

(c)	General Solicitation. No form of general solicitation or general advertising in violation of the Securities Act has been or will be used nor will any offers in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or, with respect to Securities to be sold in reliance on Regulation S, by means of any directed selling efforts be made by such Initial Purchaser or any of its representatives in connection with the offer and sale of any of the Securities.

7. Conditions. The obligations of the Initial Purchasers to purchase the Securities under this Agreement are subject to the performance by each of the Company and the Guarantors of their respective covenants and obligations hereunder and the satisfaction of each of the following conditions:

(a)	Representations, Warranties and Agreements. All the representations and warranties of the Company and the Guarantors contained in this Agreement and in each of the other Documents shall be true and correct as of the date hereof and at the Closing Date. On or prior to the Closing Date, the Company and each other party to the Documents (other than the Initial Purchasers) shall have performed or complied with all of the agreements and satisfied all conditions on their respective parts to be performed, complied with or satisfied pursuant to the Documents (other than conditions to be satisfied by such other parties, which the failure to so satisfy would not, individually or in the aggregate, have a Material Adverse Effect). It is understood and agreed that, for purposes of this Agreement, in the event that the Initial Purchasers determine that a Material Adverse Effect or a Material Adverse Change has occurred and the Company or a Guarantor seeks to dispute such determination, the Company or such Guarantor shall bear the burden of proof to demonstrate by clear and convincing evidence that a Material Adverse Effect or a Material Adverse Change, as applicable, has not occurred.

(b)	Closing Deliverables. The Initial Purchasers shall have received on the Closing Date:

(i)

Officers’ Certificate. A certificate dated the Closing Date, signed by (1) the Chief Executive Officer and (2) the principal financial or accounting officer of the Company, on behalf of the Company and the Guarantors, to the effect that (a) the representations and warranties set forth in Section 4 hereof and in each of the

Documents are true and correct in all material respects with the same force and effect as though expressly made at and as of the Closing Date, (b) the Company and the Guarantors have performed and complied with all agreements and satisfied all conditions in all material respects on its part to be performed or satisfied at or prior to the Closing Date, (c) at the Closing Date, since the date hereof or since the date of the most recent financial statements in the Time of Sale Document and the Final Offering Memorandum (exclusive of any amendment or supplement thereto after the date hereof), no event or events have occurred, no information has become known nor does any condition exist that, individually or in the aggregate, would have a Material Adverse Effect, (d) since the date of the most recent financial statements in the Time of Sale Document and the Final Offering Memorandum (exclusive of any amendment or supplement thereto after the date hereof), other than as described in the Time of Sale Document and the Final Offering Memorandum or contemplated hereby, neither the Company, the Guarantors nor any other Subsidiary has incurred any liabilities or obligations, direct or contingent, not in the ordinary course of business, that are material to the Company and the Subsidiaries, taken as a whole, or entered into any transactions not in the ordinary course of business that are material to the business, condition (financial or otherwise) or results of operations or prospects of the Company and the Subsidiaries, taken as a whole, and there has not been any change in the capital stock or long-term indebtedness of the Company, the Guarantors or any other Subsidiary of the Company that is material to the business, condition (financial or otherwise) or results of operations or prospects of the Company and the Subsidiaries, taken as a whole, and (e) the sale of the Securities has not been enjoined (temporarily or permanently).

(ii)	Secretary’s Certificate. A certificate, dated the Closing Date, executed by the Secretary of the Company and each Guarantor, certifying such matters as the Initial Purchasers may reasonably request.

(iii)	Good Standing Certificates. A certificate evidencing qualification by such entity as a foreign corporation in good standing issued by the Secretaries of State (or comparable office) of each of the jurisdictions in which each of the Company and the Guarantors operates as of a date within five days prior to the Closing Date.

(iv)	Solvency Certificate. A certificate of solvency, dated the Closing Date, executed by the principal financial or accounting officer of the Company in the form of Exhibit B attached hereto.

(v)	Company Counsel Opinion. The opinion of Jones Day, counsel to the Company, dated the Closing Date, in a form satisfactory to the Initial Purchasers covering such matters as are customarily covered in such opinions.

(vi)	Local Counsel Opinion. Slattery, Marino & Roberts LLP, local counsel to the Company, shall have furnished to the Initial Purchasers, at the request of the Company, its written opinion, dated the Closing Date and addressed to the Initial Purchasers, substantially in the form of Exhibit C attached hereto.

(vii)	General Counsel Opinion. John H. Peper, General Counsel of the Company, shall have furnished to the Initial Purchasers his written opinion, dated the Closing Date and addressed to the Initial Purchasers, in a form satisfactory to the Initial Purchasers covering such matters as are customarily covered in such opinions.

(viii)	Initial Purchaser Counsel Opinion. An opinion, dated the Closing Date, of Latham & Watkins LLP, counsel to the Initial Purchasers, in form satisfactory to the Initial Purchasers covering such matters as are customarily covered in such opinions.

(ix)	Comfort Letters.

a.	The Initial Purchasers shall have received from KPMG LLP, the former registered public or certified public accountants of the Company, (A) a customary initial comfort letter delivered according to Statement of Auditing Standards No. 72 (or any successor bulletin), dated the date hereof, in form and substance reasonably satisfactory to the Initial Purchasers and their counsel, with respect to (i) the audited financial statements of the Company for the years ended December 31, 2007, 2008 and 2009, (ii) the unaudited financial statements of the Company for the quarter ended March 31, 2010 and (iii) certain financial information contained in the Time of Sale Document and the Final Offering Memorandum, and (B) a customary “bring-down” comfort letter, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers and their counsel, which includes, among other things, a reaffirmation by KPMG LLP of the statements made in its initial letter furnished pursuant to clause (A) with respect to such financial statements and financial information contained in the Time of Sale Document and the Final Offering Memorandum.

b.	The Initial Purchasers shall have received from PricewaterhouseCoopers LLP, the registered public or certified public accountants of the Company, (A) a customary initial comfort letter delivered according to Statement of Auditing Standards No. 72 (or any successor bulletin), dated the date hereof, in form and substance reasonably satisfactory to the Initial Purchasers and their counsel, with respect to certain financial information contained in the Time of Sale Document and the Final Offering Memorandum, and (B) a customary “bring-down” comfort letter, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers and their counsel, which includes, among other things, a reaffirmation by PricewaterhouseCoopers LLP of the statements made in its initial letter furnished pursuant to clause (A) with respect to such financial information contained in the Time of Sale Document and the Final Offering Memorandum.

c.	The Initial Purchasers shall have received from UHY LLP, the registered public or certified public accountants of ASOP, (A) a customary initial comfort letter delivered according to Statement of Auditing Standards No. 72 (or any successor bulletin), dated the date hereof, in form and substance reasonably satisfactory to the Initial Purchasers and their counsel, with respect to the Statements of Revenue and Operating Expense related to the ASOP Properties and contained in the Time of Sale Document and the Final Offering Memorandum, and (B) a customary “bring-down” comfort letter, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers and their counsel, which includes, among other things, a reaffirmation of the statements made by UHY LLP in its initial letter furnished pursuant to clause (A) with respect to such financial statements and financial information contained in the Time of Sale Document and the Final Offering Memorandum.

d.	At the time of execution of this Agreement, the Initial Purchasers shall have received from NSAI an initial letter, in form and substance satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof and a subsequent letter dated as of the Closing Date, confirming that they are independent with respect to the Company and stating the conclusions and findings of such firm with respect to matters pertaining to the Company’s use of NSAI’s reports on proved reserves of the Company as of December 31, 2008, 2009 and 2010 as is customary to initial purchasers in connection with similar transactions.

e.	At the time of execution of this Agreement, the Initial Purchasers shall have received from Ryder Scott an initial letter, in form and substance satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof and a subsequent letter dated as of the Closing Date, confirming that they are independent with respect to the Company and stating the conclusions and findings of such firm with respect to matters pertaining to the Company’s use of Ryder Scott’s reports on proved reserves of the Company as of December 31, 2008, 2009 and 2010 as is customary to initial purchasers in connection with similar transactions.

f.	At the time of execution of this Agreement, the Initial Purchasers shall have received from NSAI an initial letter, in form and substance satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof and a subsequent letter dated as of the Closing Date, confirming that they are independent with respect to ASOP and stating the conclusions and findings of such firm with respect to matters pertaining to the Company’s use of NSAI’s report on proved reserves of the ASOP Properties as of December 31, 2010 as is customary to initial purchasers in connection with similar transactions.

(c)

Executed Documents. The Initial Purchasers shall have received fully executed originals (or facsimile or other electronic copies of such fully executed originals) of each Document (each of which shall be in full force and effect on terms reasonably satisfactory to the Initial Purchasers), and each opinion, certificate, letter and other document to be delivered in connection with the Offering or any other Transaction.

(d)	Additional Parties. Each of the Guarantors not a party to this Agreement as of the date hereof shall have executed counterparts of this Agreement in the form attached as Exhibit B hereto and delivered copies of such executed counterparts to the Initial Purchasers.

(e)	No Material Adverse Change. Subsequent to the respective dates as of which information is given in the Time of Sale Document (exclusive of any amendment or supplement thereto), there shall not have been any Material Adverse Change that could, in the sole judgment of Jefferies & Company, Inc. be expected to (i) make it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Document and the Final Offering Memorandum, or (ii) materially impair the investment quality of any of the Securities.

(f)	No Hostilities. Any outbreak or escalation of hostilities or other national or international calamity or crisis, including acts of terrorism, or material adverse change or disruption in economic conditions in, or in the financial markets of, the United States (it being understood that any such change or disruption shall be relative to such conditions and markets as in effect on the date hereof), if the effect of such outbreak, escalation, calamity, crisis, act or material adverse change in the economic conditions in, or in the financial markets of, the United States could be reasonably expected to make it, in Jefferies & Company, Inc.’s sole judgment, impracticable or inadvisable to market or proceed with the offering or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Document and the Final Offering Memorandum or to enforce contracts for the sale of any of the Securities.

(g)	No Suspension in Trading; Banking Moratorium. (i) Trading in the Company’s common stock shall have been suspended by the SEC or the New York Stock Exchange or a suspension or limitation of trading generally in securities on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market or any setting of limitations on prices for securities occurs on any such exchange or market or (ii) the declaration of a banking moratorium by any Governmental Authority has occurred or the taking of any action by any Governmental Authority after the date hereof in respect of its monetary or fiscal affairs that, in the case of clause (i) or (ii) of this paragraph, in Jefferies & Company, Inc.’s sole judgment could reasonably be expected to have a material adverse effect on the financial markets in the United States or elsewhere.

(h)	Corporate Proceedings. All corporate proceedings and other legal matters incident to the authorization, form and validity of the Documents and the Transactions and all other legal matters relating of the offering, issuance and sale of the Securities and the Transactions shall be reasonably satisfactory in all material respects to counsel to the Initial Purchasers; and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(i)	Transactions. The Offering contemplated by this Agreement and the transactions set forth in the Purchase and Sale Agreement shall have closed concurrently and the obligations then due that are set forth in the applicable Documents shall have been satisfied in all material respects.

8. Indemnification and Contribution.

(a)	Indemnification by the Company and the Guarantors. The Company and each of the Guarantors jointly and severally agree to indemnify and hold harmless the Initial Purchasers, their affiliates, directors, officers and employees, and each person, if any, who controls the Initial Purchasers within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities of any kind to which the Initial Purchaser, affiliate, director, officer, employee or such controlling person may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(i)	any untrue statement or alleged untrue statement of a material fact contained in the Time of Sale Document, any Company Additional Written Communication or the Final Offering Memorandum, or any amendment or supplement thereto;

(ii)	the omission or alleged omission to state, in the Time of Sale Document, any Company Additional Written Communication or the Final Offering Memorandum, or any amendment or supplement thereto, a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or

(iii)	any breach by the Company or any of the Guarantors of their respective representations, warranties and agreements set forth herein or of Applicable Law;

and, subject to the provisions hereof, will reimburse, as incurred, the Initial Purchasers and their affiliates, directors, officers, employees and each such controlling persons for any legal or other expenses incurred by such person in connection with investigating, defending against, settling, compromising, paying or appearing as a third-party witness in connection with any such loss, claim, damage, liability, expense or action in respect thereof; provided, however, the Company and the Guarantors will not be liable in any such case to the extent (but only to the extent) that a court of competent jurisdiction shall have determined by a final, unappealable judgment that such loss, claim, damage, liability or expense resulted solely from any untrue statement or alleged untrue statement or omission or alleged omission made in the Time of Sale Document, any Company Additional Written Communication or the Final Offering Memorandum or any amendment or supplement thereto in reliance upon and in conformity with written information concerning the Initial Purchasers furnished to the Company by the Initial Purchasers specifically for use therein, it being understood and agreed that the only such information furnished by the Initial Purchasers to the Company consists of the information set forth in Section 12. The indemnity agreement set forth in this Section shall be in addition to any liability that the Company and the Guarantors may otherwise have to the indemnified parties.

(b)	Indemnification by the Initial Purchasers. The Initial Purchasers, severally and not jointly, agree to indemnify and hold harmless each of the Company, each of the Guarantors and their respective directors, officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages, liabilities or expenses to which the Company, such Guarantors or any such director, officer or controlling person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as a court of competent jurisdiction shall have determined by a final, unappealable judgment that such losses, claims, damages, liabilities or expenses (or actions in respect thereof) have resulted solely from (i) any untrue statement or alleged untrue statement of any material fact contained in the Time of Sale Document or the Final Offering Memorandum or any amendment or supplement thereto or (ii) the omission or the alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent (but only to the extent) that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning the Initial Purchasers furnished to the Company by the Initial Purchasers specifically for use therein as set forth in Section 12; and, subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any legal or other expenses incurred by the Company, each of the Guarantors or any such director, officer or controlling person in connection with any such loss, claim, damage, liability, expense or action in respect thereof. The indemnity agreement set forth in this Section shall be in addition to any liability that the Initial Purchasers may otherwise have to the indemnified parties.

(c)

Notifications and Other Indemnification Procedures. As promptly as reasonably practicable after receipt by an indemnified party under this Section of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve such indemnifying party from any liability under Section 8(a) or (b) above unless and only to the extent it is materially prejudiced as a proximate result thereof and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in Section 8(a) and (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may elect, jointly with any other indemnifying party similarly notified by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party, and the indemnified party shall have concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties at the expense of the indemnifying party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the fees and expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Initial Purchasers in the case of Section 8(a) or the Company in the case of Section 8(b), representing the indemnified parties under such Section 8(a) or (b), as the case may be, who are parties to such action or actions), (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party or (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party and shall be paid as they are incurred. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such indemnified party waived in writing its rights under this Section, in which case the indemnified party may effect such a settlement without such consent.

(d)

Settlements. No indemnifying party shall be liable under this Section for any settlement of any claim or action (or threatened claim or action) effected without its written consent, which shall not be unreasonably withheld, but if a claim or action settled with its written consent, or if there be a final judgment for the plaintiff with respect to any such claim or action, each indemnifying party jointly and severally agrees, subject to the exceptions and limitations set forth above, to indemnify and hold harmless each indemnified party from and against any and all losses, claims, damages or liabilities (and legal and other expenses as set forth above) incurred by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement or compromise of any pending or threatened proceeding in respect of which the indemnified party is or could have been a party, or indemnity could have been sought hereunder by the indemnified party, unless such settlement (A) includes an unconditional written release of the indemnified party, in form and substance satisfactory to the indemnified party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of the indemnified party.

(e)	Contribution. In circumstances in which the indemnity agreements provided for in this Section are unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contributions, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties, on the one hand, and the indemnified party, on the other hand, from the Offering or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties, on the one hand, and the indemnified party, on the other hand, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, shall be deemed to be in the same proportion as the total proceeds from the Offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Initial Purchasers. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Initial Purchasers pursuant to Section 8(b) above, on the other hand, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omissions, and any other equitable considerations appropriate in the circumstances.

(f)

Equitable Consideration. The Company, the Guarantors and the Initial Purchasers agree that it would not be equitable if the amount of such contribution determined pursuant to Section 8(e) were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 8(e). Notwithstanding any other provision of this Section, the Initial Purchasers shall not be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Initial Purchasers under this Agreement, less the aggregate amount of any damages that such Initial Purchasers have otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligation to contribute hereunder shall be several in proportion to their respective purchase obligations hereunder and not joint. For purposes of Section 8(e), each director, officer and employee of the Initial Purchasers, and each person, if any, who controls the Initial Purchasers within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Initial Purchasers, and each director, officer and employee of the Company and the Guarantors, and each person, if any, who controls the Company or any of the Guarantors within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company and the Guarantors.

9. Termination. The Initial Purchasers may terminate this Agreement at any time prior to the Closing Date by written notice to the Company if any of the events described in Sections 7(e) (No Material Adverse Change), 7(f) (No Hostilities) or 7(g) (No Suspension in Trading; Banking Moratorium) shall have occurred or if the Initial Purchasers shall decline to purchase the Securities for any reason permitted by this Agreement. Any termination pursuant to this Section shall be without liability on the part of (a) the Company or the Guarantors to the Initial Purchasers, except that the Company and the Guarantors shall be obligated to reimburse the expenses of the Initial Purchasers pursuant to Section 5(f) hereof or (b) the Initial Purchasers to the Company or the Guarantors, except, in the case of each of clauses (a) and (b), that the provisions of Sections 9 and 10 hereof shall at all times be effective and shall survive such termination.

10. Survival. The representations and warranties, covenants, indemnities and contribution and expense reimbursement provisions and other agreements of the Company and the Guarantors set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, and will survive, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of the Initial Purchasers, (ii) the acceptance of the Securities, and payment for them hereunder, and (iii) any termination of this Agreement.

11. Defaulting Initial Purchaser. If, on the Closing Date, any one of the Initial Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Initial Purchaser agreed but failed or refused to purchase is not more than one tenth of the aggregate principal amount of Securities to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Securities set forth opposite their respective names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all such non defaulting Initial Purchasers to purchase the Securities which such defaulting Initial Purchaser agreed but failed or refused to purchase on such date. If, on the Closing Date any Initial Purchaser shall fail or refuse to purchase Securities which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Securities with respect to which such default occurs is more than one tenth of the aggregate principal amount of Securities to be purchased on such date, and arrangements satisfactory to the non-defaulting Initial Purchasers and the Company for the purchase of such Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchasers or of the Company or any Guarantor. Any action taken under this Section shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

11. No Fiduciary Relationship. The Company and the Guarantors hereby acknowledge that the Initial Purchasers are acting solely as initial purchasers in connection with the purchase and sale of the Securities. The Company and the Guarantors further acknowledge that the Initial Purchasers are acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis, and in no event do the parties intend that the Initial Purchasers act or be responsible as a fiduciary to either the Company, the Guarantors or their respective management, stockholders or creditors or any other person in connection with any activity that the Initial Purchasers may undertake or have undertaken in furtherance of the purchase and sale of the Securities, either before or after the date hereof. The Initial Purchasers hereby expressly disclaim any fiduciary or similar obligations to either the Company or the Guarantors, either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Company and the Guarantors hereby confirm their understanding and agreement to that effect. The Company, the Guarantors and the Initial Purchasers agree that they are each responsible for making their own independent judgments with respect to any such transactions and that any opinions or views expressed by the Initial Purchasers to the Company and the Guarantors regarding such transactions, including, but not limited to, any opinions or views with respect to the price or market for the Securities, do not constitute advice or recommendations to the Company and the Guarantors. The Company and the Guarantors hereby waive and release, to the fullest extent permitted by law, any claims that either of the Company or the Guarantors may have against the Initial Purchasers with respect to any breach or alleged breach of any fiduciary or similar duty to the Company or the Guarantors in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions.

12. Information Supplied by Initial Purchasers. Each of the Company and the Guarantors hereby acknowledges that, for purposes of Section 4(c) and Section 8, the only information that the Initial Purchasers have furnished to the Company specifically for use in the Preliminary Offering Memorandum or the Final Offering Memorandum are the statements set forth in (a) the sixth paragraph and (b) the fifth sentence of the seventh paragraph under the caption “Plan of Distribution” in the Preliminary Offering Memorandum and the Final Offering Memorandum.

13. Miscellaneous.

(a)	Notices. Notices given pursuant to any provision of this Agreement shall be addressed as follows: (i) if to the Company, to: 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attention: Chief Financial Officer, with a copy to: Jones Day, 717 Texas Avenue, Suite 3300, Houston, Texas 77002, Attention: J. Mark Metts, Esq., and (ii) if to the Initial Purchasers, to: Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022, with a copy to: Latham & Watkins LLP, 717 Texas Avenue, Suite 1600, Houston, Texas 77002, Attention: Sean T. Wheeler (or in any case to such other address as the person to be notified may have requested in writing).

(b)	Beneficiaries. This Agreement has been and is made solely for the benefit of and shall be binding upon the Company, the Guarantors, the Initial Purchasers and to the extent provided in Section 8 hereof, the controlling persons, affiliates, officers, directors, partners, employees, representatives and agents referred to in Section 8 hereof and their respective heirs, executors, administrators, successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement. The term “successors and assigns” shall not include a purchaser of any of the Securities from the Initial Purchasers merely because of such purchase. Notwithstanding the foregoing, it is expressly understood and agreed that each purchaser who purchases Securities from the Initial Purchasers is intended to be a beneficiary of the covenants of the Company and the Guarantors contained in the Registration Rights Agreement to the same extent as if the Securities were sold and those covenants were made directly to such purchaser by the Company and the Guarantors, and each such purchaser shall have the right to take action against the Company and the Guarantors to enforce, and obtain damages for any breach of, those covenants.

(c)	Governing Law; Jurisdiction; Waiver of Jury Trial; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the Company and the Guarantors hereby expressly and irrevocably (i) submits to the non-exclusive jurisdiction of the federal and state courts sitting in the Borough of Manhattan in the City of New York in any suit or proceeding arising out of or relating to this Agreement or the Transactions, and (ii) waives (a) its right to a trial by jury in any legal action or proceeding relating to this Agreement, the Transactions or any course of conduct, course of dealing, statements (whether verbal or written) or actions of the Initial Purchasers and for any counterclaim related to any of the foregoing and (b) any obligation which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

(d)	Entire Agreement; Counterparts. This Agreement, together with the Engagement Letter, constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(e)	Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(f)

Separability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(g)	Amendment. This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by all of the signatories hereto.

(h)	Agreement Among Initial Purchasers. Any action by the Initial Purchasers hereunder may be taken by Jefferies & Company, Inc. on behalf of the Initial Purchasers, and any such action taken by Jefferies & Company, Inc. shall be binding upon each of the Initial Purchasers.

Please confirm that the foregoing correctly sets forth the agreement between the Company, the Guarantors and the Initial Purchasers.

Very truly yours,

ENERGY PARTNERS, LTD.

By:	/s/ John H. Peper
John H. Peper
Executive Vice President, General Counsel and Corporate Secretary

EPL PIPELINE, L.L.C.

By:	/s/ John H. Peper
John H. Peper
Executive Vice President, General Counsel and Secretary

DELAWARE EPL OF TEXAS, LLC

By:	/s/ Paul B. Jones
Paul Jones
President & Secretary

EPL PIONEER HOUSTON, INC.

By:	/s/ John H. Peper
John H. Peper
Executive Vice President, General Counsel and Secretary

EPL OF LOUISIANA, L.L.C.

By:	/s/ John H. Peper
John H. Peper
Executive Vice President, General Counsel and Secretary

Accepted and Agreed to:

JEFFERIES & COMPANY, INC.

By:	/s/ Craig Zaph
Name: Craig Zaph
Title: Managing Director

BMO CAPITAL MARKETS CORP.

By:	/s/ Thomas D. Dale
Name: Thomas D. Dale
Title: Managing Director

SCHEDULE I

INITIAL PURCHASERS

Initial Purchasers	Principal Amount
Jefferies & Company, Inc.	$127,921,000
BMO Capital Markets Corp.	$53,299,000
Capital One Southcoast, Inc.	$7,195,000
Morgan Keegan & Company, Inc.	$7,195,000
Natixis Securities North America Inc.	$7,195,000
Scotia Capital (USA) Inc.	$7,195,000

Total	$210,000,000

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